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Exhibit 10.53

Boston Scientific Executive Allowance Plan:

Plan Description

Purpose	The Boston Scientific Corporation ("Boston Scientific") Executive Allowance Plan ("Plan") is an executive benefit designed to provide a cash allowance for eligible individuals in lieu of perquisites typically provided by other companies such as a company car, health care costs not otherwise covered by Boston Scientific or Tax Planning Services.

Eligibility	Boston Scientific employees who are on the U.S. payroll and who are members of Boston Scientific's Executive Committee (as designated by the Board of Directors of Boston Scientific) or are Division Presidents are eligible to receive an executive allowance.

Annual Allowance Amount (Pre-tax)	•	Executive Committee Members	$25,000 per year
	•	Division Presidents	$15,000 per year

Accruals and Payments	Payments under this Plan are made two times per year, and are subject to applicable withholdings, but are not "grossed up." Payments are made during the final payroll cycles in June and December respectively, at a rate of one-half the annual amount. Benefits accrue monthly, are paid in arrears and are prorated to the nearest full month of service for participants who become eligible or lose eligibility for the Plan during the Plan (calendar) year. Partial months of eligibility will be treated as full months for the purposes of this policy. Final prorated payments for terminated employees are made in the June or December following the employee's termination.

Administration	Roles and Responsibilities:
It is the responsibility of the Director of the Global Benefits, as the Plan Administrator to:
• oversee the administration of the Plan according to its terms;
• audit the payments made under the Plan (e.g., the amount and the timeliness of payments);
• determine whether amendments or updates to the Plan are necessary;
• communicate Plan amendments and updates to Plan participants and the Payroll Department; and
• maintain the Plan and make it available upon request to participants.
In addition, the Payroll Department is responsible for making payments to Plan participants according to the Plan.
Plan Changes and Modifications:
Subject to any required approval of the Board of Directors of Boston Scientific, Plan changes require the approval of the Executive Vice President of Human Resources and the Executive Vice President and General Counsel who may interpret this Plan within their sole discretion. This Plan may be modified, amended or terminated without advance notice. This Plan does not create a contract of employment.
Questions?	Human Resources and Plan participants should consult with the Global Benefits Department concerning any questions they may have.

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  Exhibit 10.53
  Boston Scientific Executive Allowance Plan